EXHIBIT 99.1
THE HOME DEPOT ANNOUNCES
RECORD SECOND QUARTER 2005 RESULTS
Increases Fiscal 2005 EPS Growth Guidance to 14-17 Percent
● Record Sales of $22.3 billion
● Record Operating Margin of 12.75%
● Record Net Earnings of $1.8 billion
● Record Second Quarter Average Ticket of $57.54
     ATLANTA, August 16, 2005 — The Home Depot®, the world’s largest home improvement retailer, today reported second quarter net earnings of $1.8 billion, $0.82 per diluted share, up 17.1 percent, for the second quarter of fiscal 2005, compared with $1.5 billion, $0.70 per diluted share, for the second quarter of fiscal 2004.
     Sales for the period increased $2.3 billion, or 11.7 percent to $22.3 billion. Comparable store sales growth was 4.0 percent.
     “I would like to thank our associates for helping us deliver solid performance during the quarter,” said Bob Nardelli, chairman, president & CEO. “This quarter we demonstrated our strategy of enhancing our core through various initiatives aimed at improving store efficiency and customer service while executing on expanding our business through The Home Depot Supply to build strong, sustainable platforms for growth.”
     “In the second quarter we continued our focus on improving operating efficiencies and drove the highest operating margin in our company’s history,” said Carol Tomé, executive vice president and CFO. At the end of the second quarter, the company reported total assets of $42.7 billion, total stockholders’ equity of $25.1 billion and return on invested capital of 23 percent. Since the company’s share repurchase program began in late 2002, the company has purchased 250 million shares, or $8.6 billion of its $10 billion share repurchase program.
     The company affirmed its fiscal 2005 sales growth guidance of 9-12 percent and increased its earnings per share growth guidance from 10-14 percent to 14-17 percent.
Enhancing the Core
     The company continues to invest in its stores to improve store efficiency and the overall customer shopping experience. In 2004, the focus was on enhancing the front-end of the store through self-checkout and a new point of sales system. For 2005, the company’s focus is to enhance the receiving process. Back-end automated receiving (BEAR) is in over 1,000 stores and will be in all U.S. and Canadian stores by the end of the third quarter. Among other things, this initiative improves operational execution and productivity, enabling the company to reallocate resources to the selling floor.
     Through The Home Depot’s approach of adding new, innovative and distinctive merchandise, the company achieved a record second quarter average ticket of $57.54, an increase of 5.1 percent over the prior year.
     “Innovation continues to drive our business through introductions like the new Ryobi® One+ power tool system, the new line of Ralph Lauren® Metallic paints, Ducane® gas grills, Hampton Bay™ patio furniture and most recently the rollout of LG® appliances,” said John Costello, executive vice president,

Merchandising and Marketing. The company’s appliance momentum continued. According to an independent third party, the company’s appliance share, on a rolling 12-month basis, increased to 8.8% in the second quarter, a new high and 150 basis points above last year.
Extending the Business
     During the second quarter, the company opened 44 net new stores, including the acquisition of seven Contractors’ Warehouse stores in California. As of today, the total store count is 1,940.
     The company’s services business grew 28 percent during the second quarter of fiscal 2005. The Home Depot saw strong growth in categories such as roofing, countertops, kitchens, windows and soft flooring. In the second quarter, the company expanded it services platform through the acquisition of Viplex Industries, Inc., a leading company in the window and siding installation market in California.
Expanding the Market
     Over the past four years, the company has expanded its market through The Home Depot Supply. “The acquisitions completed or announced during the second quarter solidify our leadership position by combining exceptional management teams with superior business models and specialized services,” said Joe DeAngelo, President, The Home Depot Supply. “We see tremendous potential to continue expanding these businesses while providing unparalleled service to the professional contractor.”
     During the second quarter, The Home Depot Supply reported strong double-digit sales growth and represents approximately 4% of the company’s total sales. The Home Depot Supply operates on three platforms: Maintenance, Repair and Operations (MRO), Builder and Professional Supply. A schedule outlining The Home Depot businesses within these platforms may be found on www.homedepot.com under the Investor Relations section.
     The Home Depot will conduct a conference call today at 9:00 a.m. EST to discuss information included in this news release and related matters. The conference call will be available in its entirety through a Web cast and replay at www.homedepot.com under the Investor Relations section.
     During the second quarter of 2005, The Home Depot added 44 net new stores. As of today, the company operates a total of 1,940 stores, which included 1,881 The Home Depot stores with 1,711 stores in the United States, 123 stores in Canada, and 47 stores in Mexico. The company also operates 34 EXPO Design Centers, 11 The Home Depot Landscape Supply stores, two The Home Depot Floor Stores, five The Home Depot Supply stores and seven Contractors’ Warehouse stores. The company employs over 325,000 associates. Its stock is publicly traded (NYSE: HD) and is included in the Dow Jones Industrial Average and the Standard & Poor’s 500 Index.
Certain statements contained herein, including those regarding net sales growth, increases in comparable store sales, impact of cannibalization, commodity price inflation and deflation, implementation of store initiatives, net earnings performance, including depreciation expense and stock-based compensation expense, store openings and closures, capital allocation and expenditures, the effect of adopting certain accounting standards, strategic direction and the demand for our products and services, constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on currently available information and are based on our current expectations and projections about future events. These statements are subject to risks and uncertainties that could cause actual results to differ materially from our historical experience and expectations. These risks and uncertainties include, but are not limited to: economic conditions in North America; changes in our cost structure; the availability of sourcing channels consistent with our strategy of differentiation; conditions affecting new store development; conditions affecting customer transactions and average ticket, including, but not limited to, weather conditions; the success of our technology initiatives in improving operations and customers’ in-store experience; our ability to identify and respond to evolving trends in demographics and consumer preferences; the relative success of our expansion strategy, including our ability to integrate acquisitions and create appropriate distribution channels for key sales platforms; our ability to attract, train and retain highly-qualified associates; the impact of new accounting standards; and the impact of competition, decisions by management related to possible asset impairments, regulation and litigation matters. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date made. Additional information regarding these and other risks and uncertainties is contained in our periodic filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 30, 2005.
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For further information, contact:
Financial Community	News Media
Diane Dayhoff	Jerry Shields
Vice President of Investor Relations	Senior Public Relations Manager
(770) 384-2666	(770) 384-2741
diane_dayhoff@homedepot.com	jerry_shields@homedepot.com

THE HOME DEPOT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND SIX MONTHS ENDED JULY 31, 2005 AND AUGUST 1, 2004
(Unaudited)
(Amounts in Millions Except Per Share Data and as Otherwise Noted)

	Three Months Ended		% Increase	Six Months Ended		% Increase
	7-31-05	8-1-04	(Decrease)	7-31-05	8-1-04	(Decrease)
NET SALES	$22,305	$19,960	11.7%	$41,278	$37,510	10.0%
Cost of Merchandise Sold	14,896	13,299	12.0	27,514	25,081	9.7

GROSS PROFIT	7,409	6,661	11.2	13,764	12,429	10.7

Operating Expenses:
Selling, General and Administrative	4,219	3,899	8.2	8,238	7,626	8.0
Depreciation	347	305	13.8	684	600	14.0

Total Operating Expenses	4,566	4,204	8.6	8,922	8,226	8.5

OPERATING INCOME	2,843	2,457	15.7	4,842	4,203	15.2

Interest Income (Expense):
Interest and Investment Income	23	14	64.3	37	24	54.2
Interest Expense	(43)	(17)	152.9	(70)	(31)	125.8

Interest, net	(20)	(3)	566.7	(33)	(7)	371.4

EARNINGS BEFORE PROVISION FOR INCOME TAXES	2,823	2,454	15.0	4,809	4,196	14.6

Provision for Income Taxes	1,055	909	16.1	1,794	1,553	15.5

NET EARNINGS	$1,768	$1,545	14.4%	$3,015	$2,643	14.1%

Weighted Average Common Shares	2,140	2,207	(3.0)%	2,151	2,225	(3.3)%
BASIC EARNINGS PER SHARE	$0.83	$0.70	18.6%	$1.40	$1.19	17.6%

Diluted Weighted Average Common Shares	2,150	2,214	(2.9)%	2,161	2,232	(3.2)%
DILUTED EARNINGS PER SHARE	$0.82	$0.70	17.1%	$1.40	$1.18	18.6%

	Three Months Ended		% Increase	Six Months Ended		% Increase
SELECTED HIGHLIGHTS	7-31-05	8-1-04	(Decrease)	7-31-05	8-1-04	(Decrease)
Number of Customer Transactions (1)	372	359	3.6%	693	675	2.7%
Average Ticket (1)	$57.54	$54.73	5.1	$57.87	$54.91	5.4
Weighted Average Weekly Sales per Operating Store (000’s) (1)	$855	$860	(0.6)	$807	$818	(1.3)
Square Footage at End of Period (1)	206	190	8.4	206	190	8.4
Capital Expenditures	$1,014	$857	18.3	$1,835	$1,537	19.4
Depreciation and Amortization (2)	$368	$324	13.6%	$729	$636	14.6%

(1)	Excludes all non-store locations since their inclusion may cause distortion of the data presented due to operational differences from our retail stores. The total number of the excluded locations and their total square footage are immaterial to our total number of locations and total square footage.

(2)	Includes depreciation of distribution centers and tool rental equipment included in Cost of Merchandise Sold and amortization of deferred financing costs included in Interest Expense.

THE HOME DEPOT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF JULY 31, 2005, AUGUST 1, 2004 and JANUARY 30, 2005
(Amounts in Millions)

	7-31-05	8-1-04	1-30-05
	(Unaudited)	(Unaudited)	(Audited)
ASSETS
Cash and Short-Term Investments	$2,318	$3,672	$2,165
Receivables, net	2,182	1,541	1,499
Merchandise Inventories	11,252	9,857	10,076
Other Current Assets	652	397	450

Total Current Assets	16,404	15,467	14,190

Property and Equipment, net	23,647	20,961	22,726
Other Assets	2,638	1,903	1,991

TOTAL ASSETS	$42,689	$38,331	$38,907

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable	$7,705	$7,603	$5,766
Accrued Salaries and Related Expenses	1,068	953	1,055
Other Current Liabilities	4,527	4,371	3,708

Total Current Liabilities	13,300	12,927	10,529

Long-Term Debt	2,168	1,124	2,148
Other Long-Term Liabilities	2,082	1,830	2,072

Total Liabilities	17,550	15,881	14,749

Total Stockholders’ Equity	25,139	22,450	24,158

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$42,689	$38,331	$38,907